Exhibit 10.9

[ACCELR8 LETTERHEAD]

Lawrence Mehren

[Address]

[Address]

Dear Larry,

Welcome to the Accelr8 Technologies team! We are excited that you are part of our organization. Your role as an Accelr8 employee is critical in the success of our company. We are ready to support you in your role at Accelr8 and hope that you will contact us with any questions or concerns you may have.

The purpose of this letter is to confirm certain new terms relating to your position, responsibilities, compensation, and benefits at Accelr8. If any of the terms outlined in this letter differ from terms discussed orally or in other correspondence, the terms outlined in this letter will supersede any prior terms.

In addition to the insurance benefits outlined below, you will be eligible for insurance coverage as may be offered from time to time by Accelr8 to other similarly-situated employees.  The specifics of such insurance coverage shall be governed by the applicable plan documents.

The following is designed to provide a brief description of certain aspects of your employment:

•	Position: President and Chief Executive Officer reporting to the Accelr8 Board of Directors. Until such time as the company hires a Chief Financial Officer you shall also serve as the company’s Chief Financial Officer.
•	Base Salary: Your pay will be at an annual rate of $300,000, paid in accordance with the company’s normal payroll practices and procedures.
•	Cash Bonus. As you are aware, Accelr8 has determined not to pay cash bonuses until the company is profitable or until such time as the Accelr8 Board of Directors determines that such bonuses are in the best interests of the company and its stockholders. You will be eligible for cash bonuses if and when the Accelr8 Board introduces such a plan.
•	Health Insurance: You will be eligible for participation in the Accelr8 Technologies’ Group Health Plan when the company makes such a plan available to employees.
•	Other Benefits: You will be eligible to participate in other benefit programs offered by Accelr8 to its employees generally from time to time.
•	PTO: In addition to the company’s standard paid holidays, you will receive vacation days in accordance with the company’s policies.
•	Business Expenses. The company will reimburse you for customary and reasonable expenses which you incur on behalf of the company, provided that you provide the company with receipts to substantiate the business expense in accordance with the company’s policies. The foregoing shall include reimbursement for the reasonable and documented costs and expenses you incur in connection with commuting between Tucson, Arizona and the Denver/Boulder, Co metropolitan areas on behalf of the company.
•	At-will Employment: Your employment with Accelr8 is at-will. Accordingly, the company may terminate you as an employee without advance notice and you will not be entitled to any severance payments.
•	Policies and Confidentiality: You will be required to execute and deliver to the company the Accelr8 Technologies’ form Employee Confidentiality and Intellectual Property Assignment Agreement an agree to the standard terms contained in the Accelr8 Employee Handbook.

This offer is not intended to be an employment contract, nor should it be construed as a guarantee that employment or any benefit program or other term or condition of employment will be continued for any period of time. Any wage figures are not intended to create an employment contract for any specific period of time and thus your employment is at-will; either you or Accelr8 Technologies can terminate it at any time with or without Cause.

We are excited for you to join our team and look forward to you growing with our company.

You will be required to adhere to all of Accelr8’s policies and procedures as may be in effect from time to time. In addition, as a condition of your employment with Accelr8, you will be required to sign the Company’s standard Confidentiality and Intellectual Property Assignment Agreement. As a further condition of employment with Accelr8, you will be required to submit to a background check at some point during the next approximate 60 days and your employment will be subject to termination at Accelr8’s option if the results of the background check are unacceptable. At the time the background check will be conducted, you will be provided the appropriate paperwork.

We are pleased to confirm the terms of your employment with Accelr8 and would ask you to confirm your acceptance of these terms of employment by signing below and returning a signed copy to us at your earliest convenience.

If you have any questions please do not hesitate to contact us.

Sincerely,

John Patience

Director

I, _______________________________ accept the terms of employment outlined above.

Acceptance:

Signature	Date